Exhibit 107

Form F-4

(Form Type)

Empatan Public Limited Company (Exact Name of Registrant as Specified in its Charter)

Calculation of Filing Fee Tables

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Maximum aggregate offering price	Fee Rate	Amount of registration fee(6)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Parent Shares (1)	—	45,100,000	$10.12 (4)	$456,412,000	0.0001102	$50,296.60	—	—	—	—

	Equity	Parent Warrants (2)	—	8,700,000	$0.04 (5)	$348,000	0.0001102	$38.35	—	—	—	—

		Parent Shares underlying Parent Warrants (3)	—	8,700,000	$11.50	$100,050,000	0.0001102	11,025.51

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$556,810,000		$61,360.46

	Total Fees Previously Paid							$51,047.99

	Total Fee Offsets							$51,047.99

	Net Fee Due							10,312.47

(1)

The number of Parent Shares of Empatan Public Limited Company, a public limited company incorporated in Ireland (the “Parent”), being registered represents 45,100,000 Parent Shares which will ultimately, as described further in the Business Combination Agreement (the “BCA”), be issued by the Parent in exchange for the shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of Lionheart III Corp (the “Company”); shares of Class B common stock, par value $0.0001 per share (“Class B Common Stock”), of the Company and ordinary shares (“SMX Shares”) of Security Matters Limited, a publicly traded company on the Australian Securities Exchange.

(2)

The number of warrants to purchase Parent Shares (“Parent Warrants”) being registered represents the Parent Warrants which will ultimately, as described in the BCA, be issued by Parent to holders of warrants to acquire Class A Common Stock issued in the Company’s initial public offering (“Company Warrants”).

(3)	Represents the aggregate number of Parent Shares underlying the Parent Warrants.
(4)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high ($10.12) and low ($10.12) prices of the Class A Common Stock on the Nasdaq Stock Market (“Nasdaq”) on October 26, 2022, a recent date for which the reported high and low prices of the Class A Common Stock were available prior to the initial filing of the Parent’s Registration Statement on Form F-4 (the “Registration Statement”) (and such date being within five (5) business days of the date that the Registration Statement was first filed with the SEC). This calculation is in accordance with Rule 457(f)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

(5)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high ($0.04) and low ($0.04) prices of the Company Warrants on the Nasdaq on October 26, 2022, a recent date for which the reported high and low prices of the Company Warrants were available prior to the initial filing of the Registration Statement (and such date being within five (5) business days of the date that the Registration Statement was first filed with the SEC). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(6)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001102.